UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 20, 2017

Date of Report (Date of earliest event reported)

CIBER, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6312 South Fiddler’s Green Circle, Suite 600E

Greenwood Village, Colorado, 80111

(Address of principal executive offices) (Zip code)

(303) 220-0100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On March 20, 2017, Ciber, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Infor (US), Inc. (“Infor”), pursuant to which, upon the terms and subject to the conditions of the Asset Purchase Agreement, Infor agreed to purchase from the Company certain assets of the Company, including certain proprietary rights owned by, or licensed to, the Company and certain accounts receivable, contractual rights as well as certain personal property, books and records, data, marketing collateral and other assets, as specifically set forth in the Asset Purchase Agreement (collectively, the “Acquired Assets”). The Acquired Assets comprise the Company’s business of selling and delivering professional information technology solutions and other services in connection with Infor’s software products (the “Business”).

As aggregate consideration for the Acquired Assets, Infor will assume certain liabilities (the “Assumed Liabilities”) and will pay to the Company an amount equal to $15.0 million at the closing of the contemplated transaction. The Asset Purchase Agreement contains customary covenants of the Company, including, among others, the Company’s covenant to (i) operate its business in the ordinary course of business consistent with past practice between the execution of the Asset Purchase Agreement and the closing of the transactions contemplated thereby; (ii) provide access to properties and records and maintaining confidentiality; (iii) take actions necessary in relation to the parties’ obtaining required consents, if any, from regulatory authorities and government-sponsored entities and (iv) not solicit acquisition proposals. Additionally, (A) for a period of three years commencing on the closing of the transaction, the Company covenants that it will not (i) engage in or operate in any competitive activities with the Business; or (ii) hire or offer to hire any Transferred Employee (as defined in the Asset Purchase Agreement) who is then employed by Infor or one of its affiliates; and (B) for a period of two years commencing on the closing of the transaction, the Company covenants that it will not solicit its existing customers of the Business as it relates to the Business.

The Asset Purchase Agreement may be terminated under certain circumstances, including (i) the parties’ mutual agreement; (ii) the non-terminating party’s material uncured breach of the Asset Purchase Agreement; (iii) the failure of the closing to occur by or on March 24, 2017; or (iv) the failure of the parties to obtain or receive any required consents from regulatory authorities and/or government-sponsored entities.  The transaction contemplated by the Asset Purchase Agreement is subject to certain closing conditions, including among others, (i) at least 90% of all specified Business Employees (as defined in the Asset Purchase Agreement), and 100% of certain identified key Business Employees, accepting offers of employment with Infor and (ii) the refinancing of the Company’s indebtedness pursuant to a financing transaction on substantially the terms described therein.

In connection with the closing of the transactions contemplated by the Asset Purchase Agreement, Infor expects to hire a substantial majority of the Company’s employees.  The Asset Purchase Agreement also contemplates the entry by the parties into a Transition Services Agreement as of the closing of the transaction, pursuant to which the Company will provide certain support services to Infor to facilitate its operation of the Acquired Assets.  The Company agreed to indemnify Infor and its affiliates after the closing of the transaction against losses arising from all liabilities of the Company other than the Assumed Liabilities.  Infor agreed to indemnify the Company and its affiliates against losses arising from the Assumed Liabilities.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is filed as Exhibit 2.1 to this Form 8-K and is hereby incorporated by reference in this Item 1.01.

Item 8.01.   Other Events.

On March 20, 2017, the Company issued a press release regarding the Asset Purchase Agreement described in Item 1.01 of this Form 8-K, which is attached as Exhibit 99.1 and is hereby incorporated by reference in this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

2.1	Asset Purchase Agreement by and between Infor (US), Inc. and Ciber, Inc. dated as of March 20, 2017.*
99.1	Press Release dated March 20, 2017.

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciber, Inc.

Date: March 20, 2017	By:	/s/ Christian Mezger
Christian Mezger
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Asset Purchase Agreement by and between Infor (US), Inc. and Ciber, Inc. dated as of March 20, 2017.*
99.1	Press Release dated March 20, 2017.

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.